Exhibit 99.1

SITEONE LANDSCAPE SUPPLY ANNOUNCES THE RETIREMENT OF SCOTT SALMON AND THE APPOINTMENT OF DANIEL LAUGHLIN AS SUCCESSOR

ROSWELL, GA – MARCH 31, 2026 – SiteOne® Landscape Supply, Inc. (the “Company”) (NYSE: SITE) announced today that Scott Salmon will retire from his role as Executive Vice President of Strategy and Development on March 31, 2026. In connection with Mr. Salmon’s retirement, the Company has also announced that Daniel Laughlin, currently Senior Vice President of Strategy and Development, will succeed Mr. Salmon and join the Company’s Executive Leadership Team, also effective March 31, 2026. Following the transition, Mr. Salmon will remain with the Company in a limited capacity for a duration of time.

“Since joining SiteOne in 2019, Scott has played an important role during a key period of our growth, leading our acquisition efforts and supporting the company’s strategy through disciplined expansion, integration, and long-term value creation initiatives,” said Doug Black, Chairman and CEO of SiteOne. “During his tenure, Scott helped add over 70 companies to SiteOne while significantly improving our integration and onboarding of these businesses. We appreciate Scott’s many contributions to the company and I want to personally thank him for his years of service.”

Mr. Laughlin previously served in progressive leadership roles in Strategy and Development at SiteOne from 2014 to 2021. During this time, Mr. Laughlin played a central role in executing the Company’s acquisition strategy while building strong relationships with leadership teams and acquisition partners. Prior to rejoining SiteOne in January 2026 as Senior Vice President of Strategy and Development, Mr. Laughlin held senior strategy and development roles at ServiceMaster Brands, Marcone Supply, and most recently Alloy Roofing. He has a degree in Finance and Accounting from the University of North Carolina at Charlotte and an MBA from the Wake Forest University School of Business.

“Daniel has worked closely with Scott over several years and has been extensively involved in executing our acquisition strategy,” continued Mr. Black. “His experience, leadership, and familiarity with our business will enable a seamless transition and we are confident in his ability to continue building on the strong foundation that has been established.”

About SiteOne Landscape Supply:

SiteOne Landscape Supply (NYSE: SITE), is the largest and only full product line national wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces. https://www.siteone.com/

Contacts

Investor Relations:

SiteOne Landscape Supply, Inc.

470-270-7011

investors@siteone.com

###